Exhibit 10.20

VERITIV CORPORATION
DEFERRED COMPENSATION SAVINGS PLAN
Veritiv Corporation (the “Company”) hereby establishes the Veritiv Corporation Deferred Compensation Savings Plan (the “Plan”). This Plan is effective on the Effective Date. The purpose of the Plan is to attract and retain key employees and non-employee directors by providing such persons with an opportunity to defer receipt of a portion of their compensation as provided in the Plan.
ARTICLE I
DEFINITIONS
For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan. The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.
“Affiliated Group” means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code, except that the Company specifically elects to retain the “at least 80 percent” ownership threshold in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c).
“Base Salary” means the annual base rate of cash compensation payable by the Affiliated Group to an Eligible Employee during a calendar year including overtime and shift differential, but excluding Incentive Compensation, bonuses, Long-Term Transition Incentive Awards, Retention Bonuses, commissions, severance payments, qualified plan employer contributions or benefits, expense reimbursements, fringe benefits and all other similar payments, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code. For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.
“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to his Account.

“Beneficiary Designation Form” means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commissions” means sales commissions payable by the Affiliated Group to an Eligible Employee, under a sales commission plan, as designated by the Committee, in its sole discretion, if (i) a substantial portion of the services provided by the Participant to the Affiliated Group consist of the direct sale of a product or service to an unrelated customer, (ii) the sales commissions paid by the Affiliated Group to the Participant consist of either a portion of the purchase price for the product or service or an amount substantially all of which is calculated by reference to the volume of sales, and (iii) payment of the sales commissions is contingent upon the closing of the sales transaction and such other requirements as may be specified by the Affiliated Group before the closing of the sales transaction. Such term shall be interpreted in a manner consistent with the definition of “sales commission compensation” contained in Section 409A of the Code.
“Committee” means the committee appointed to administer the Plan. Unless and until otherwise specified, the Committee under the Plan shall be the Company’s Benefit Plans Committee or its delegate(s).
“Company” means Veritiv Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Veritiv Corporation with any other corporation, limited liability company, joint venture, partnership or other entity or entities.
“Deferral Election” means the Participant's election on a form approved by the Committee to defer a portion of his Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives in accordance with the provisions of Article III.
“Director” means any individual who is a member of the Board and who is not an employee of the Company or its Affiliated Group.
“Director Fees” means the annual cash retainer for Board and committee service, special assignment fees, meeting fees, committee chair or presiding director fees, and other similar cash amounts currently payable to a Director for service to the Company as a Director.
“Director Incentives” means such compensation payable to a Director, other than Director Fees, as the Committee, in its sole discretion, may designate as eligible for deferral in accordance with this Plan.
“Discretionary Company Contribution” means a credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article IV of the Plan, whether as a match of Eligible Employee deferrals or otherwise. Discretionary Company Contributions, if any, shall be credited at the sole discretion of the Company and the fact that a Discretionary Company Contribution may be credited in one year shall not obligate the Company to continue to make any such Discretionary Company Contribution in any subsequent year.
“Effective Date” means October 15, 2014.
“Eligible Employee” has the meaning given to such term in Section 2.1 hereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Incentive Compensation” means cash incentive compensation payable to an Eligible Employee pursuant to the Veritiv Annual Incentive Plan and, in the sole discretion of the Committee, such other cash incentive compensation plans of the Company or another member of the Affiliated Group (whether any such plan is now in effect or hereafter established) which the Committee may designate from time to time.
“In-Service Sub-Account” means each bookkeeping In-Service Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4 hereof.
“Participant” means any Eligible Employee or Director who (i) at any time elected to defer the receipt of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives in accordance with the Plan, and (ii) in conjunction with his Beneficiary, has not received a complete payment of the amount credited to his Account.
“Pay” means a Participant’s Base Salary, Commissions, Incentive Compensation, Director Fees and Director Incentives, as applicable.
“Performance-Based Compensation” means Incentive Compensation that is based on services performed over a period of at least twelve (12) months and that constitutes “performance-based compensation” within the meaning of Section 409A of the Code.
“Plan” means this Veritiv Corporation Deferred Compensation Savings Plan, as it may be amended from time to time.
“Plan Year” means a calendar year.
“Separation from Service” means a termination of employment or service with the Affiliated Group, other than as a result of death, in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.
“Separation Sub-Account” means each bookkeeping Separation Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4 hereof.
“Specified Employee” means a “specified employee” as determined by the Company in accordance with Section 409A of the Code.
“Sub-Account” means each bookkeeping In-Service Sub-Account and Separation Sub-Account maintained by the Committee on behalf of each Participant pursuant to the Plan.

“Subsequent Payment Election” has the meaning given to such term in Section 6.2 hereof.
“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code.
ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS
2.1.    Selection by Committee. Participation in the Plan is limited to (a) any employee of the Affiliated Group who (i) is expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (ii) is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (each an “Eligible Employee”); and (b) any Director. In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of clause (a)(ii) of this Section 2.1) providing for participation of all Eligible Employees who satisfy such criteria. The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.
2.2.    Enrollment Requirements. As a condition to participation, each selected Eligible Employee and each Director shall complete, execute and return to the Committee a Deferral Election and Beneficiary Designation Form no later than the date or dates specified by the Committee. In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.
2.3.    Commencement Date.
(a)    Each Eligible Employee shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she is selected as an Eligible Employee pursuant to Section 2.1. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit an Eligible Employee to commence participation in the Plan upon such earlier date as may be specified by the Committee.
(b)    Each Director serving on the Board as of the Effective Date shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1, 2015. Each Director who first commences to serve on the Board on or after the January 1, 2015 shall be eligible to commence participation in accordance with the terms and conditions of this Plan on the date he or she commences service on the Board.
2.4.    Sub-Accounts.
(a)    Establishment. The Committee shall establish and maintain separate Separation Sub-Accounts and, if applicable, one or more In-Service Sub-Accounts for each Participant. Except as otherwise determined by the Committee, a separate Sub-Account shall be maintained for amounts credited to a Participant’s Account for each Plan Year as deferrals of Base

Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives. The Committee, in its sole discretion, may specify the maximum number (including zero) of permitted In-Service Sub-Accounts for each Participant. Amounts credited to a Separation Sub-Account shall commence to be paid following the Participant’s Separation from Service as provided in Articles III and VI hereof. Amounts credited to an In-Service Sub-Account shall commence to be paid in a year specified by the Participant or, if earlier, following the Participant’s Separation from Service as provided in Articles III and VI hereof.
(b)    Adjustments. A Participant’s Separation Sub-Account(s) and In-Service Sub-Account(s) shall be credited with deferrals of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives, if any, in accordance with Article III hereof. Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives that a Participant elects to defer shall be credited to the applicable Sub-Account effective as of the date the Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives would otherwise have been paid to the Participant. A Participant’s Sub-Accounts shall be credited with gains, losses and earnings as provided in Article V hereof and shall be debited for any payments made to the Participant in accordance with Article VI hereof.
2.5.    Termination. An individual’s right to defer Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives shall cease with respect to Plan Year following the Plan Year in which he ceases to be an Eligible Employee or Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.
ARTICLE III
DEFERRAL ELECTIONS
3.1.    Certain Newly Eligible Participants.
(a)    Newly Eligible Employees. The Committee, in its sole discretion, may permit an Eligible Employee to make a Deferral Election with respect to Base Salary, Commissions and/or Incentive Compensation earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A of the Code), as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7); provided, however, that such Deferral Election (i) is made and becomes irrevocable no later than the 30th day after the date that the Eligible Employee first becomes eligible to participate in the Plan (or by such earlier date as specified by the Committee), and (ii) shall apply only to Base Salary, Incentive Compensation and/or Commissions, as applicable, earned for services performed after the date that the Deferral Election becomes irrevocable, as determined by the Committee in accordance with Section 409A.
(b)    Newly Eligible Directors. The Committee, in its sole discretion, may permit a Director to make a Deferral Election with respect to Director Fees and/or Director Incentives earned during the Plan Year in which the Director first commences to serve on the Board; provided, however, that such Deferral Election (i) is made and becomes irrevocable no later than the 30th day after the date that the Director first commences to serve on the Board (or by such earlier date as specified by the Committee), and (ii) shall apply only to Director Fees and/or Director Incentives, as applicable, earned for services performed after the date that the Deferral Election becomes irrevocable, as determined by the Committee in accordance with Section 409A.
3.2.    Annual Deferral Elections. Unless Section 3.1 applies, each Eligible Employee may elect to defer Base Salary, Commissions or Incentive Compensation for a Plan Year and each Director may elect to defer Director Fees for a Plan Year or Director Incentives to be granted in a Plan Year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:
(a)    Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year for which such Base Salary would otherwise be earned.
(b)    Commissions. The Deferral Election with respect to Commissions must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year in which the Commissions would otherwise be earned, as determined by the Committee in accordance with Section 409A.
(c)    Incentive Compensation. Except as may otherwise be determined by the Committee, in its sole discretion, with respect to Performance-Based Compensation, the Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) next preceding the first day of the Plan Year (or other performance period) for which such Incentive Compensation would otherwise be earned, as determined by the Committee in accordance with Section 409A of the Code.
(d)    Director Fees. The Deferral Election with respect to Director Fees must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year for which such Director Fees would otherwise be earned.
(e)    Director Incentives. To the extent that deferral of Director Incentives is permitted by the Committee, in its sole discretion, the Deferral Election with respect to Director Incentives must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee) of the Plan Year next preceding the Plan Year in which such Director Incentives are otherwise granted.
3.3.    Amount Deferred. A Participant shall designate on the Deferral Election the portion of his Base Salary, Commissions, Incentive Compensation or, if applicable, Director Fees or Director Incentives that is to be deferred in accordance with this Article III. Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 85% of his Base Salary for any Plan Year, up to 85% of his Commissions for any Plan Year, up to 85% of his Incentive Compensation

for any Plan Year, up to 100% of his Director Fees for any Plan Year, and, to the extent permitted by the Committee, up to 100% of his Director Incentives for any Plan Year.
3.4.    Elections as to Time and Form of Payment
(a)    Allocation to Sub-Accounts.
(i)    Allocation to Sub-Accounts. Each Deferral Election will specify the allocation of the Participant’s deferrals to the Participant’s Sub-Accounts in accordance with this Plan. With respect to each component of Participant’s Pay (Base Salary, Commissions, Incentive Compensation, Director Fees and Director Incentives) for each Plan Year, a Participant may allocate any deferrals from such component of Pay either entirely to a Separation Sub-Account or entirely to an In-Service Sub-Account, but a Participant may not allocate a portion of his or her deferrals from a single component of Pay for a single Plan Year to both a Separation Sub-Account and an In-Service Sub-Account. By way of illustration, and not in limitation of the foregoing, a Participant may elect to defer 25% of his Base Salary for a Plan Year either to a Separation Sub-Account or an In-Service Sub-Account in accordance with the Plan, but a Participant may not elect to defer 10% of his Base Salary for a Plan Year to an In-Service Account and 15% of his Base Salary for the same Plan Year to a Separation Sub-Account. A Participant shall specify in his or her initial Deferral Election with respect to each Sub-Account the time and form of payment for such Sub-Account in accordance with Section 3.4(b).
(ii)    Default. To the extent that a Participant does not designate the Sub-Account to which deferrals of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives shall be credited on a Deferral Election as provided in this Section 3.4(a) (or such designation does not comply with the terms of the Plan), such deferrals shall be credited to the Participant’s Separation Sub-Account.
(b)    Time and Form of Payment.
(i)    Separation Sub-Account. A Participant shall elect, on each Deferral Election pursuant to which deferrals of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives are credited to a Separation Sub-Account with respect to a Plan Year, the time and form of payment of such Separation Sub-Account in accordance with this Section 3.4(b)(i). A Participant may elect to receive each Separation Sub-Account either (A) in a single lump sum payable (subject to Sections 6.3, 6.4 and 6.8) within ninety (90) days after the Participant’s Separation from Service or in January of the first, second, third, fourth or fifth calendar year after the calendar year in which the Participant’s Separation from Service occurs; or (B) in a number of approximately equal annual installments over a specified period not exceeding 10 years, with such installments commencing (subject to Sections 6.3 and 6.8) in January of the first, second, third, fourth or fifth calendar year after the calendar year in which the Participant’s Separation from Service occurs. Notwithstanding the foregoing, in no event may a Participant’s Deferral Election cause any portion of a Sub-Account to be paid after December 31 of the tenth calendar year following the year in which the Participant’s Separation from Service occurs. By way of illustration, and not in limitation of the foregoing, if a Participant may elects for a Separation Sub-Account to be paid in installments commencing in January of the fifth calendar following the year of his Separation from

Service, such Sub-Account may be payable in up to six (but no more than six) annual installments. The time and form of payment designated on each Deferral Election with respect to a Separation Sub-Account for a Plan Year will apply to all amounts credited to that Separation Sub-Account under the Plan unless changed in accordance with the rules of Section 6.2. A Participant may choose a different time and form of payment for each separate Separation Sub-Account in accordance with this Section 3.4(b)(i).
(ii)    In-Service Sub-Account. A Participant shall elect, on each Deferral Election pursuant to which deferrals of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives are credited to an In-Service Sub-Account with respect to a Plan Year, the calendar year in which payments will paid from that In-Service Sub-Account, which calendar year must be no earlier than the calendar year next following the Plan Year in which the applicable deferrals are to be credited to such In-Service Sub-Account. For purposes of clarity, in no event may a Participant’s Deferral Election result in the crediting of Discretionary Company Contributions to an In-Service Sub-Account. Subject to Sections 6.3, 6.4 and 6.8, each In-Service Sub-Account shall be paid in a single lump sum during January of the calendar year specified in the applicable Deferral Election, or, if earlier, within ninety (90) days after the Participant’s Separation from Service. The calendar year designated on each Deferral Election with respect to an In-Service Account for a Plan Year will apply to all amounts credited to that In-Service Sub-Account under the Plan unless changed in accordance with the rules of Section 6.2. A Participant may choose a different calendar year for payment of each separate In-Service Sub-Account in accordance with this Section 3.4(b)(ii).
(c)    Defaults.
(i)    Separation Sub-Account. To the extent that a Participant does not designate the time and form of payment of a Separation Sub-Account on a Deferral Election as provided in Section 3.4(b)(i) (or such designation does not comply with the terms of the Plan), that Sub-Account shall be paid (subject to Sections 6.3, 6.4 and 6.8) in a single lump sum within ninety (90) days after the Participant’s Separation from Service.
(ii)    In-Service Sub-Account. To the extent that a Participant does not designate the calendar year of payment of an In-Service Sub-Account on a Deferral Election as provided in Section 3.4(b)(ii) (or such designation does not comply with the terms of the Plan), that Sub-Account shall be paid (subject to Sections 6.3, 6.4 and 6.8) in a single lump sum in January of the fifth (5th) calendar year next following the Plan Year in which the applicable deferrals are credited to such In-Service Sub-Account or, if earlier, within ninety (90) days after the Participant’s Separation from Service.
3.5.    Duration and Cancellation of Deferral Elections.
(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Committee. Notwithstanding the preceding sentence, the Committee may provide, in its sole discretion, that any Deferral Elections shall apply from Plan Year to Plan Year, until terminated or modified prospectively by a Participant in accordance with the terms of this Article III. Such “evergreen”

Deferral Elections will become effective with respect to an item of Base Salary, Commissions, Incentive Compensation, Director Fees or Director Incentives on the date such election becomes irrevocable under this Article III. Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a Plan Year.
(b)    Cancellation.
(iii)    The Committee may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Participant’s taxable year or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
(iv)    The Committee may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).
(v)    If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year in accordance with this Section 3.5(b), he may make a new Deferral Election for a subsequent Plan Year, as the case may be, only in accordance with Section 3.2 hereof.
3.6.    Vested Interest in Deferrals. Except as otherwise provided by the Committee with respect to Discretionary Company Contributions pursuant to Article IV, each Participant shall at all times have a fully vested interest in his Separation Sub-Account(s) and his In-Service Sub-Account(s).
ARTICLE IV
DISCRETIONARY COMPANY CONTRIBUTIONS
4.1    In any Plan Year, the Committee, in its sole discretion, may, but is not required to, credit Discretionary Company Contributions to a Participant’s Account.
4.2    Discretionary Company Contributions shall be subject to such vesting restrictions, if any, as the Committee may determine, in its sole discretion.
4.3.    Discretionary Company Contributions, if any, shall be credited to such Sub-Account(s) and paid in such time and form of payment as determined by the Committee (which may include the crediting of Discretionary Company Contributions to a Separation Sub-Account, but not an In-Service Account, designated on a Participant’s Deferral Election in accordance with this Plan and Section 409A of the Code). Unless otherwise determined by the Committee at the time of crediting, Discretionary Company Contributions, if any, shall be credited to a Participant’s Separation Sub-Account and shall be paid (subject to Sections 6.3, 6.4 and 6.8) in a single lump sum within ninety (90) days after the Participant’s Separation from Service.

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS
To the extent provided by the Committee in its sole discretion, each Participant’s Account will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee. The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time. By electing to defer any amount under the Plan, each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion.
ARTICLE VI
PAYMENTS
6.1.    Date of Payment of Sub-Accounts. Except as otherwise provided in this Article VI, a Participant’s Sub-Accounts shall commence to be paid as follows:
(d)    Separation Sub-Account. In general, the amounts credited to a Participant’s Separation Sub-Account shall be paid, or commence to be paid, following the Participant’s Separation from Service, at the time in the form of payment specified by the Participant for such Sub-Account in accordance with Section 3.4(b)(i) hereof.
(e)    In-Service Sub-Account. In general, the amounts credited to a Participant’s In-Service Sub-Account shall be paid in at the time specified by the Participant for such Sub-Account in accordance with Section 3.4(b)(ii) hereof. Each In-Service Sub-Account shall be paid in a single lump sum.
(f)    Calculation of Installment Payments. In the event that a Sub-Account is paid in installments: (i) the first installment shall commence at the time specified in Section 6.1, and each subsequent installment shall be paid on the commencement anniversary date until the Sub-Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s Sub-Account balance as of the end of the month immediately preceding the month of such installment payment by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V hereof. By way of example, if the Participant elects to receive payments of a Separation Sub-Account in equal annual installments over a period of five (5) years, the first payment shall equal 1/5 of the Separation Sub-Account balance, calculated as described in this Section 6.1(c), and the following year, the payment shall be 1/4 of the Sub-Account balance, calculated as described in this Section 6.1(c).

6.2.    Subsequent Payment Elections. A Participant may elect, on a form provided by the Committee in accordance with this Section 6.2, to change the time and/or form of payment with respect to one or more of his Separation Sub-Accounts or to change the time of payment of one or more of his In-Service Sub-Accounts (a “Subsequent Payment Election”). A Subsequent Payment Election shall be irrevocable and shall be made in accordance with the following rules:
(a)    In General. A Participant may make only one Subsequent Deferral Election with respect to each Sub-Account to which deferrals of a component of Pay (Base Salary, Commissions, Incentive Compensation, Director Fees and Director Incentives) are credited with respect to a Plan Year. A Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. Notwithstanding any other provision of this Section 6.2, in no event may a Subsequent Deferral Election cause any portion of a Sub-Account to be paid after December 31 of the tenth (10th) calendar year following the year in which the Participant’s Separation from Service occurs.
(b)    Separation Sub-Accounts. A Participant may make a one-time election to delay the payment date or change the form of payment of a Separation Sub-Account in accordance with this Section 6.2 to a date or form otherwise permitted for Separation Sub-Accounts under the Plan. Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Sub-Account will be delayed until the fifth (5th) anniversary of the date that the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of Section 409A of the Code, until the fifth (5th) anniversary of the date that installment payments were scheduled to commence).
(c)    In-Service Sub-Accounts. A Participant may make a one-time election to delay the payment date of an In-Service Sub-Account in accordance with this Section 6.2 to a payment date permitted for In-Service Sub-Accounts under the Plan. Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months prior to the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan. On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan, or, if earlier, until the Participant’s Separation from Service (subject to Sections 6.3, 6.4 and 6.8).
(d)    Acceleration Prohibited. The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code. Further, the Committee shall disregard any purported Subsequent Deferral election that does not comply with any of the terms of this Section 6.2.
6.3.    Mandatory Six-Month Delay. Notwithstanding any other provision of this Plan to the contrary, in no event may payments triggered by the Separation from Service of a Specified Employee be paid or commence prior to the first business day of the seventh month following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death).

6.4.    Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s death, the remaining amount of the Participant’s Sub-Accounts shall be paid to the Participant’s Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant’s estate) in accordance with the following rules: (i) if a Participant dies after payment of a Sub-Account has commenced, the remaining balance of such Sub-Account will continue to be paid in accordance with the payment schedule that has already commenced; and (ii) if a Participant dies before payments from a Sub-Account have commenced, such Sub-Account will be paid in a single lump sum within ninety (90) days following the date of the Participant’s death. Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.4, then payment pursuant to this Section 6.4 shall be made to the Participant’s estate.
6.5.    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency. The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.
(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 6.5 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.
(b)    Payment of Account. Subject to Sections 6.3 and 6.8, payment on account of an Unforeseeable Emergency shall be made within thirty (30) days following the determination by the Committee that a withdrawal will be permitted under this Section 6.5.

6.6.    Discretionary Acceleration of Payments. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment to a Specified Employee be accelerated following the Specified Employee’s Separation from Service to a date that is prior to the first business day of the seventh month following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death) unless otherwise permitted pursuant to Treasury Regulation Section 1.409A-3(j).
6.7.    Discretionary Delay of Payments. The Committee may, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).
6.8.    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee, in its sole discretion, may cause any payment under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which payment otherwise would be required to be made under this Plan, or, if later, by the fifteenth (15th) day of the third month after the date on which payment would otherwise would be required to be made under this Plan. Further, to the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.
6.9.    Discharge of Obligations. The payment to a Participant (or his Beneficiary or estate) of a Sub-Account in a single lump sum or the number of installments as provided pursuant to this Plan shall discharge all obligations of the Affiliated Group to such Participant (and Beneficiary or estate) under the Plan with respect to that Sub-Account.
ARTICLE VII
ADMINISTRATION
7.1.    General. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) adopt such rules, regulations or guidelines for the administration of the Plan and take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, Eligible Employees, Directors, Participants, and their estates and Beneficiaries. The Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, the authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Committee in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial.
7.2.    Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.1.    Amendment. The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Board or its delegate(s). In no event shall any such action by the Board or its delegate(s) adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Board or its delegate(s), as the case may be, determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.
8.2.    Payments Upon Termination of Plan. Except as otherwise provided in Section 7.6, in the event that the Plan is terminated, the amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.
ARTICLE IX
MISCELLANEOUS
9.1.    Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and Section 6.6 hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.
9.2.    Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Board, adopt the Plan; provided that the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Salary, Commissions or Incentive Compensation that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Board otherwise determines that the Company shall be the obligor.
9.3.    Interest of Participant. The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of Company or any other member of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing continued employment to any Eligible Employee or continued service on the Board for Directors. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group, and provided further that no assets shall be transferred to any such trust at a time or in a manner that would cause an amount to be included in the income of a Participant pursuant to Section 409A(b) of the Code.
9.4.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any other member of the Affiliated Group or the officers, employees or directors of the Company or any other member of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
9.5.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
9.6.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.
9.7.    Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.
9.8.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.
9.9.    Withholding of Taxes. Subject to Section 6.6 hereof, the Company or any other member of the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all federal, state, local and other taxes as shall be legally required. The Company and each other member of the Affiliated Group shall have the right to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan, or (ii) deduct from any amount of Base Salary, Commissions, Incentive Compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan.
9.10.    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.
9.11.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.
9.12.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee, the Company and the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

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